EXHIBIT 99.5


















                 TALLEY MANUFACTURING AND TECHNOLOGY, INC.

                     EXECUTIVE DISABILITY INCOME PLAN

                          Effective July 1, 1995




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                 TALLEY MANUFACTURING AND TECHNOLOGY, INC.
                     EXECUTIVE DISABILITY INCOME PLAN
                                 PREAMBLE


     Effective July 1, 1995, Talley Manufacturing and Technology, Inc. (the "Company") establishes the Talley Manufacturing and Technology, Inc. Executive Disability Income Plan (the "Plan" or the "Executive LTD Plan") to provide certain employees who have suffered a "Total and Permanent Disability" (as defined in the Plan) with disability benefits which, when added to other disabili-ty benefits received by that employee to which the Company and/or a participating Affiliate (collectively, the "Employer") have contributed, equal sixty percent (60%) of the employee's "Total Pay" (as defined in the Plan).

     This Plan may be funded, in whole or in part, through a trust established by the Company. The trustee of such trust may purchase insurance to cover the benefits of this Plan. The Employer may also purchase individual insurance policies outside the trust to fund all or a portion of the Plan's benefits.


                         SECTION I.   DEFINITIONS

     The following terms shall have the indicated meanings, unless the context shall clearly require otherwise. Terms or conditions not defined herein shall be as defined by the Basic Plan.

     1.1 "Act" means the Employee Retirement Income Security Act of 1974, as amended.

     1.2 "Affiliate" shall mean a corporation, trade or business under "common control" with the Company. "Common control" shall be determined under Code Section 1563(a).

     1.3 "Basic Plan" shall mean the long term disability plan of the Employer available to Employees eligible to participate in the Plan pursuant to Section 2.1.

     1.4 "Benefit Waiting Period" shall be as defined in the Basic Plan, but in no event less than six (6) months after Date of Disablement.

     1.5  "Board" shall mean the Board of Directors of TALLEY
MANUFACTURING AND TECHNOLOGY, INC.

     1.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time.




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     1.7  "Company" shall mean TALLEY MANUFACTURING AND TECHNOLOGY,
INC., a Delaware corporation, and each corporation that succeeds to substantially all of the business of the Company and elects to continue the Plan hereunder.

     1.8 "Date of Disablement" shall mean the date established under the Basic Plan as of which the Participant became Totally and Permanently Disabled.

     1.9  "Effective Date" shall mean July 1, 1995.

     1.10 "Employee" means each person who receives remuneration, or who is entitled to remuneration, for services rendered to an Em-ployer in the legal relationship of employer and employee and not in the relationship of a private contractor.

     1.11 "Employer" shall mean the Company and such of its Affiliates as have adopted this Plan by action of their respective boards of directors with the consent of the Board.

     1.12 "Individual Policy" shall mean the insurance policy or policies purchased by the Trustee, the Company or an Employer to provide all or part of the benefits hereunder.

     1.13 "Other Plans" shall mean (a) any other Employer-provided plans, including, but not limited to, any defined benefit pension plan (benefit commencing at age 65), but excluding any defined contribution plan, and (b) any individual employment contracts between the Employer and a Participant.

     1.14 "Participant" shall mean each Employee who, on or after the Effective Date, has satisfied the requirements for participa-tion specified in SECTION II and whose participation has not termi-nated.

     1.15 "Plan" or "Executive LTD Plan" shall mean the TALLEY
MANUFACTURING AND TECHNOLOGY, INC. EXECUTIVE DISABILITY INCOME
PLAN, as set forth herein and as the same may be amended from time to time.

     1.16 "Plan Administrator" shall mean the person or committee appointed by the Board and certified to the Trustee to administer the terms and provisions of the Plan. As of the Effective Date, the Company's Master Trust Administration Committee has been appointed as the Plan Administrator.

     1.17 "Plan Year" shall mean the fiscal year used pursuant to this Plan, which is the twelve (12) consecutive month period commencing each January 1.







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     1.18 "Social Security Benefits" shall mean the disability
benefits provided to a Participant and his or her dependents under the United States Social Security Act.

     1.19 "Total and Permanent Disability" or "Totally and
Permanently Disabled" shall be as defined in the group insurance contract for the Basic Plan.

     1.20 "Total Pay" shall mean the sum of (a) the Participant's regular salary paid by an Employer to a Participant for the perfor-mance of services or during paid time off and (b) the average of the annual bonuses paid to the Participant during the three (3) most recent Plan Years completed prior to the Date of Disablement. "Total Pay" shall not include directors' fees, moving and reloca-tion reimbursements or allowances, deferred or fringe benefits and any employer contributions or any benefits under any other "employee benefit plan" (as defined in the Act), provided that "Total Pay" shall included amounts that would have constituted "Total Pay" as defined above, but for the Participant's election to make salary reduction contributions to a plan sponsored by the Employer which satisfies the requirements of Section 401(k) or
Section 125 of the Code and the Participant's election to defer part of his or her bonus pursuant to the terms of the Talley Manufacturing and Technology, Inc. Executive Bonus Deferral Plan.

     1.21 "Trust" shall mean the trust established by the Company in which this Plan participates.

     1.22 "Trustee" shall mean the Trustee appointed by the Company under the Trust.


                SECTION II.   ELIGIBILITY AND PARTICIPATION

     2.1 ELIGIBILITY AND PARTICIPATION. Employees who (a) are paid on a salaried basis, (b) are employed in executive positions, and (c) elect to participate in the Basic Plan are eligible to participate in this Plan.

     2.2 PARTICIPATION. An Employee eligible under Section 2.1 shall become a Participant upon his or her designation in writing by the Company's Chief Executive Officer ("CEO") or Corporate Secretary as a Participant. An eligible Employee who is not so designated in writing shall not be a Participant in the Plan.

     A Participant shall commence participation in this Plan as of the first day of the Plan Year in which he is designated for participation pursuant to this Section 2.2 unless another date is specified in the written designation of participation by the CEO or Corporate Secretary.






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     2.3  TERMINATION OF PARTICIPATION.  The CEO may terminate the participation of any Employee, whether during or prior to benefit commencement. An Employee's participation shall end on the earli-est of the date on which the Employee no longer satisfies the re-quirements for participation under Section 2.1, the date on which the CEO or Corporate Secretary informs the Employee in writing that he is no longer eligible to participate in the Plan, or the date on which the Participant terminates employment with the Employer for any reason other than a Total and Permanent Disability.


                          SECTION III.   BENEFITS

     3.1 AMOUNT. The monthly benefit payable under this Plan shall equal (a) 60% of Total Pay; less (b) the Social Security Benefit; less (c) the Basic Plan benefit; less (d) Other Plans' disability benefits. Benefits under this Plan shall be calculated without regard to when the benefit referred to in subsections (b),
(c) and (d) are in pay status so long as the benefits would be payable upon application by the Participant. Benefits may be reduced after commencement if and to the extent there is an increase in the amount of benefits paid or payable under (b), (c) or (d).

     3.2 DURATION. Benefits under this Plan shall be paid for the same period as are benefits under the Basic Plan.

     3.3 PARTIAL DISABILITY. If the Basic Plan benefit is reduced because of the Participant's becoming partially employable, the same pro rata reduction will apply to this Plan's benefits.

     3.4 TERMINATION OF BENEFITS. The benefits hereunder shall cease when benefits under the Basic Plan cease. Notwithstanding the prior sentence, benefits hereunder shall cease if the Company determines, in its sole discretion, that a disabled Participant has acted in any manner detrimental to the Company or its Affiliates or to their customers.

     3.5 INALIENABILITY OF BENEFITS. No Participant or benefi-ciary of a Participant shall have any right to assign, pledge, hypothecate, anticipate or any way create a lien on any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Plan participants and their beneficiaries. Notwithstanding the foregoing, assignments of the benefits provided under this Plan shall be permitted for purposes of satisfying family support obligations if such assignments are pursuant to a court order which satisfies the requirements for a




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"qualified domestic relations order" as defined in Section
206(d)(3) of the Act.

     3.6 CLAIMS. Any claim for benefits hereunder shall be submitted to the Company's Human Resources Department. If the
Basic Plan pays benefits to the Participant, benefits hereunder shall become payable.

     If an Employee, Participant or other person entitled to benefits under the Plan is dissatisfied with the determination of his or her benefits, eligibility, participation or any other right or interest under this Plan, such person may file a written claim setting forth the basis of the claim with the Company's Vice President of Human Resources in a manner prescribed by the Plan Administrator. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine this Plan and any other pertinent documents generally available to Participants relating to the claim and may submit comments in writing. A written notice of the disposition of any such claim shall be furnished to the claimant within sixty (60) days after the claim is filed with the Company's Vice President of Human Resources, provided that the Vice President of Human Resources shall be entitled to additional time to determine the claim if he or she notifies the claimant in writing of the reason for the extension and the date on which the determination will be made. The notice of disposition of the claim shall refer, if appropriate, to pertinent provisions of this Plan, shall set forth in writing the reasons for denial of the claim if the claim is denied (including references to any pertinent provisions of this Plan), and where appropriate, shall explain how the claimant can perfect the claim. If the claim is denied, in whole or in part, the claimant shall also be notified in writing that a review procedure is available. Thereafter, within ninety (90) days after receiving the written notice of the Vice President of Human Resources' disposition of the claim, the claimant may request in writing, and shall be entitled to, a review meeting with the Plan Administrator to present reasons why the claim should be allowed. The claimant shall be entitled to be represented by counsel at the review meeting. The claimant may also submit a written statement of his or her claim and the reasons for granting the claim. Such statement may be submitted in addition to, or in lieu of, the review meeting with the Plan Administrator. If the claimant does not request a review meeting within ninety (90) days after receiv-ing written notice of the Vice President of Human Resources' disposition of the claim, the claimant shall be deemed to have accepted the Vice President of Human Resources' written disposi-tion, unless the claimant shall have been physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period. The Plan Administrator shall have the right to request of and receive from a claimant within thirty (30) days such additional information, documents or other evidence as the Plan Administrator may reasonably require. A decision on




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review shall be rendered in writing by the Plan Administrator ordinarily not later than sixty (60) days after review, and a written copy of such decision shall be delivered to the claimant. If special circumstances require an extension of the ordinary period, the Plan Administrator shall so notify the claimant. In any event, if a claim is not determined within one hundred twenty
(120) days after submission for review, it shall be deemed to be denied. To the extent permitted by law, a decision on review by the Plan Administrator shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, completion of the claims procedures described in this Section 3.6 shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan, or by another person claiming rights through such a person. The Plan Administra-tor may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

     Notwithstanding the foregoing, if the claimant is the Vice President of Human Resources or a person claiming through him or her, the duties of the Vice President of Human Resources under this
Section 3.6 shall be assumed by the Company's Corporate Secretary.


                           SECTION IV.   FUNDING

     4.1 LIABILITY. The cost of this Plan shall be the obligation of the Company, except as to the extent funded in the Trust or in the Individual Policy.

     4.2 CONTRIBUTIONS. The Company shall make such contributions to the Trust as it deems proper, to fund obligations not expected to be satisfied under the Individual Policy. The Company shall pay premiums for the Individual Policy, directly or through the Trust.

     4.3 TRUST AGREEMENT. The assets of the trust fund under this Plan shall be held in the Trust established under the Trust Agreement which shall contain such provisions as the Company and the Trustee shall agree upon, including, but not limited to, provi-sions with respect to the powers and authority of the Trustee and the authority of the Company to amend the Trust Agreement, to remove the Trustee and to appoint a new Trustee or Trustees in its place, to terminate the Trust and to settle the accounts of the Trustee on behalf of all persons having an interest in the Trust.

                        SECTION V.   ADMINISTRATION

     5.1 POWERS OF THE PLAN ADMINISTRATOR. The Plan Administrator shall have the discretionary power and authority to perform the administrative duties described in the Plan or as required for proper administration of the Plan, and shall have all powers necessary to enable it to properly carry out such duties. Without




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limiting the generality of the foregoing, the Plan Administrator shall have the power and discretion to construe and interpret the Plan (including the right to remedy possible ambiguities, inconsis-tencies and omissions, determine all questions relative to the status and rights of a Participant, to determine the manner and time of payment of benefits under the Plan, to compute the amount of benefits which shall be payable to any Participant or anyone claiming through him or her, to hear and resolve claims relating to the Plan, to make final decision upon all questions and disputes arising under the Plan, and to adopt and enforce any bylaws and regulations as the Plan Administrator may deem necessary or appropriate. All benefit disbursements by the Trustee shall be made upon the instructions of the Plan Administrator. The decision of the Plan Administrator upon all matters within the scope of its authority shall be binding and conclusive on all persons.

     5.2 SCOPE OF RESPONSIBILITY. The Plan Administrator, the Company, the Employer and the Trustee shall perform the duties respectively assigned to them under this Plan and shall not be responsible for performing duties assigned to others under the terms and provisions of this Plan. No inference of approval or disapproval is to be made from the inaction of any party described above or the employee or agent of any of them with regard to the action of any other such party. The Company shall have authority to employ advisors, legal counsel, accountants and investment managers in connection with the administration of the Plan, and may delegate to the Plan Administrator and/or the Trustee authority to employ such persons. To the extent permitted by applicable law, the Company, the Plan Administrator and the Trustee shall not be liable for complying with the directions of any advisors, legal counsel, and accountants pursuant to this SECTION V. Persons, organizations or corporations acting in a position of any fiduciary responsibility with respect to the Plan and/or the Trust Fund may serve in more than one fiduciary capacity. The Company or the Plan Administrator from time to time may delegate to any persons or organizations any of the rights, powers, duties and responsibili-ties of the Company or the Plan Administrator, respectively, with respect to the operation and administration of the Plan, and the Company or Plan Administrator may employ and authorize any person to whom any of its or their fiduciary responsibility has been delegated to employ persons to render advice with regard to any fiduciary responsibility held hereunder.

     5.3 INDEMNIFICATION. To the extent permitted by law, the Company shall and does hereby jointly and severally indemnify and agree to hold harmless its employees, agents and members of the Plan Administrator from all loss, damage or liability, joint or several, including payment of expenses in connection with defense against any such claim, for their acts, omissions and conduct, and for the acts, omissions and conduct of their duly appointed agents, which acts, omissions or conduct constitute or are alleged to constitute a breach of such individual's fiduciary or other




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responsibilities under the Act or any other law, except for those acts, omissions or conduct resulting from his or her own willful misconduct, willful failure to act or gross negligence; provided however, that if any party would otherwise be entitled to indemni-fication hereunder with respect to any liability and such party shall be insured against loss as a result of such liability by any insurance contract or contracts, such party shall be entitled to indemnification hereunder only to the extent by which the amount of such liability shall exceed the amount thereof payable under such insurance contract or contracts. The Company may obtain insurance covering itself and others for breaches of fiduciary obligations under the Plan to the extent permitted by law, and nothing in this Plan shall restrict the right of any person to obtain such insurance for himself or herself in connection with the performance of his or her duties under the Plan.

     5.4 EXPENSES. The reasonable expenses incident to the operation of the Plan, the compensation of actuaries, legal counsel, accountants, advisors, and for such other technical and clerical assistance as may be required, shall be paid from the Trust unless paid by the Company. In the event the Plan is terminated, the expenses of its administration after the date of Plan termination shall be paid from the Trust.


                SECTION VI.   PLAN AMENDMENT OR TERMINATION

     6.1 AMENDMENT. This Plan may be amended at any time by action of the Board, except that no amendment shall reduce the benefits of a Participant already in pay status. All amendments shall be in writing, approved by the Board and executed by a duly authorized officer of the Company.

     6.2 TERMINATION. This Plan may be terminated at any time by action of the Company. If the Plan is terminated, benefits to any Participant in pay status shall continue for the same duration as under the Basic Plan. No other Participant shall be entitled to benefits hereunder following Plan termination.


                       SECTION VII.   MISCELLANEOUS

     7.1 LIMITATION ON PARTICIPANTS' RIGHTS. The Plan shall not be deemed to constitute a contract between the Employer and any Employee or to be a consideration or an inducement for the employment of any Employee by the Employer. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge or to terminate the service of any Employee at any time without regard to the effect such discharge or termination may have on any rights under the Plan.
The Employer reserves the right to dismiss any Employee without any




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liability for any claim either against the Trust, except to the extent herein provided, or against the Employer.

     7.2 CONSTRUCTION. The masculine gender, where appearing in this Plan, shall include the feminine gender, and vice versa, and the singular may include the plural, unless the context clearly indicates to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan.

     Any term or provision needed to interpret or apply the provisions of this Plan shall be as provided in the applicable section of the Basic Plan. In the event of a conflict between the provisions of the Plan or an Individual Policy and the provisions of the Basic Plan, the terms of the Basic Plan shall control. In the event of a conflict between the provisions of the Plan and an Individual Policy, the terms of the Plan shall control.

     7.3 SEVERABILITY. If any provision of this Plan is deter-mined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.

     7.4 GOVERNING LAW. All of the provisions of this Plan shall be construed and enforced according to the laws of the State of Arizona and shall be administered according to the laws of such state, except as otherwise required by the Act, the Code or other Federal law.

     7.5 HEIRS AND SUCCESSORS. All of the provisions of the Plan shall be binding upon all persons who shall be entitled to any benefit under the Plan, their heirs and legal representatives.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the 20th day of March, 1996.


                                   TALLEY MANUFACTURING AND
                                   TECHNOLOGY, INC.
Witness:



By:   Mark S. Dickerson            By:   William H. Mallender
      ----------------------             -----------------------
Its:  Corporate Secretary          Its:  Chairman and CEO











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